UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On July 28, 2016, The Middleby Corporation (the “Company”), Middleby Marshall Inc. (“MMI”), as a borrower, and the other subsidiaries of the Company party thereto as borrowers (collectively, the “Borrowers”), entered into a five-year, $2.5 billion amended and restated multi-currency revolving credit agreement with Bank of America, N.A., as administrative agent (the “Agent”), and various other agents and lenders named therein (the “Credit Agreement”).

The Credit Agreement amends and restates the Company’s and MMI’s prior credit facility, which was established pursuant to that certain Fifth Amended and Restated Credit Agreement, dated as of August 7, 2012, among the Company, MMI, Bank of America, N.A., as administrative agent, and various financial institutions party thereto (as amended, the “Previous Credit Agreement”).

The Credit Agreement provides for a $2.5 billion multi-currency revolving credit facility, with the potential for MMI, under certain circumstances, to increase the amount of the facility to up to a total of $3.0 billion, either by increasing the revolving commitment or by adding one or more revolver or term loan tranches.  The multi-currency credit facility consists of revolving loans and sublimits for swingline loans and letters of credit.  Borrowings under the credit facility may be made by the Borrowers (and any additional subsidiary made a “Borrower” at MMI’s option pursuant to the terms thereof with the consent of the Agent and the lenders in certain circumstances), may be denominated in dollars and, up to a certain dollar equivalent limit, certain foreign currencies, and may be used for refinancing the Company’s obligations under the Previous Credit Agreement, working capital, capital expenditures, to support the issuance of letters of credit and other general corporate purposes, as well as for financing permitted acquisitions. The credit facility matures in 2021, with the potential for MMI to extend the maturity date in one year increments with the consent of the extending lenders.  All obligations under the Credit Agreement are secured by substantially all the assets of MMI, the Company and certain of the Company’s material domestic subsidiaries, and unconditionally guaranteed by, subject to certain exceptions, the Company and certain of the Company’s direct and indirect material foreign and domestic subsidiaries.

US and Canadian Dollar borrowings under the credit facility bear interest, at the option of MMI, at a fluctuating base rate plus a margin or at a eurocurrency rate plus a margin.  Borrowings in any other currency bear interest at the applicable eurocurrency rate plus a margin.  The margin applicable to any Borrowing is determined by MMI’s Leverage Ratio (as defined in the Credit Agreement).  A commitment fee equal to a percentage of the aggregate amount of the lenders’ commitments, and a letter of credit fee on the undrawn amount of each letter of credit issued under the letter of credit subfacility, are paid quarterly and on the maturity date.

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type and, with certain exceptions, are substantially similar to those contained in the Previous Credit Agreement.  Among other things, the covenants in the Credit Agreement limit the ability of the Company and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make restricted payments; and enter into certain transactions with affiliates.  The Credit Agreement also requires MMI to satisfy certain financial covenants: (i) a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00; and (ii) a maximum Leverage Ratio (as defined in the Credit Agreement) of Funded Debt less Unrestricted Cash to Pro Forma EBITDA (each as defined in the Credit Agreement) of 3.50 to 1.00, which may be adjusted to 4.00 to 1.00 for a four consecutive fiscal quarter period in connection with certain qualified acquisitions, subject to the terms and conditions contained in the Credit Agreement.

The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments; bankruptcy and other insolvency events; the failure to perform certain covenants; the material breach of a representation or warranty; non-payment of certain other indebtedness; the entry of undischarged judgments against the Company or any subsidiary for the payment of material uninsured amounts; the invalidity of the Company guarantee or any subsidiary guaranty; and a change of control of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1

Sixth Amended and Restated Credit Agreement, dated as of July 28, 2016, among Middleby Marshall Inc., The Middleby Corporation, the Initial Subsidiary Borrowers named therein, the lenders named therein and Bank of America, N.A., as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: August 3, 2016	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Sixth Amended and Restated Credit Agreement, dated as of July 28, 2016, among Middleby Marshall Inc., The Middleby Corporation, the Initial Subsidiary Borrowers named therein, the lenders named therein and Bank of America, N.A., as administrative agent for the lenders.